NEWS RELEASE

Threshold Pharmaceuticals Reports Second Quarter 2013 Financial and Operational Results

SOUTH SAN FRANCISCO, CA – August 1, 2013 – Threshold Pharmaceuticals, Inc. (NASDAQ: THLD), today reported financial results for the second quarter of 2013. Revenue for the second quarter ended June 30, 2013 was $3.2 million. The operating loss for the second quarter ended June 30, 2013 was $7.0 million. The net loss for the second quarter ended June 30, 2013 was $12.8 million, which included the operating loss of $7.0 million and non-cash expense of $5.8 million related to the changes in fair value of the Company's outstanding and exercised warrants and was classified as other income (expense). As of June 30, 2013, Threshold had $98.2 million in cash, cash equivalents and marketable securities, with no debt outstanding.

“Threshold continues to make important clinical progress with TH-302,” said Barry Selick, Ph.D., Chief Executive Officer of Threshold. “During the second quarter, we successfully implemented protocol changes under the existing Special Protocol Agreement intended to strengthen our phase 3 trial in patients with soft tissue sarcoma. At ASCO, we reported initial data from two early-stage trials showing responses in patients with multiple myeloma as well as renal cell carcinoma and gastrointestinal stromal tumors. We look forward to additional data presentations at medical meetings later this year.”

Second Quarter 2013 Financial and Operational Results

The net loss for the second quarter of 2013 was $12.8 million compared to a net income of $17.0 million for the second quarter of 2012. Included in the net loss for the second quarter of 2013 was an operating loss of $7.0 million and non-cash expense of $5.8 million compared to an operating loss of $2.9 million and non-cash income of $19.9 million in the net income for the second quarter of 2012. The non-cash income or expense is related to the change in fair value of the Company's outstanding and exercised warrants and was classified as other income (expense).

Threshold recognized revenue of $3.2 million in the second quarter of 2013 compared to $1.8 million in second quarter of 2012, which related to the amortization of upfront and milestone payments from its global license and co-development agreement for TH-302 with Merck KGaA, Darmstadt, Germany, which includes an option for Threshold to co-commercialize in the U.S. To date, the Company has received $97.5 million in upfront and milestone payments. The revenue from the upfront payment and milestone payments earned under the agreement is being amortized over the relevant performance period, rather than being immediately recognized when the upfront payment and milestone is earned or received. Threshold could receive an additional $12.5 million in potential milestone payments in 2013.

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Research and development expenses were $8.0 million for the second quarter of 2013 compared to $2.9 million for the second quarter of 2012. The increase in research and development expenses, net of reimbursement for Merck KGaA’s 70% share of total development expenses for TH-302, is due primarily to a $4.1 million increase in clinical development expenses and an increase of $1.0 million in employee related expenses, including a $0.3 million increase in non-cash stock-based compensation expense.

General and administrative expenses were $2.2 million for the second quarter of 2013 versus $1.8 million for the second quarter of 2012. The increase in general and administrative expenses was due primarily to an increase in employee related expenses to support the Company’s ongoing collaboration with Merck KGaA, including $0.2 million increase in non-cash stock-based compensation expense.

Non-cash stock-based compensation expense included in total operating expenses was $1.3 million for the second quarter of 2013 versus $0.7 million for the second quarter of 2012. The increase in stock-based compensation expense is due to the amortization of a greater number of options with higher fair values.

As of June 30, 2013, Threshold had $98.2 million in cash, cash equivalents and marketable securities, a decrease of $6 million during the second quarter of 2013. The net decrease in cash, cash equivalents and marketable securities during the second quarter of 2013 is primarily due to the Company's operating cash requirements for the second quarter of 2013, partially offset by receipt of the $3.5 million reimbursement payment related to Merck KGaA’s 70% share of total development expenses for TH-302, for first quarter of 2013.

Second Quarter 2013 Key Achievements

In June 2013, Threshold announced data from two ongoing Phase 1/2 trials evaluating TH-302, an investigational hypoxia-targeted drug, at the 49th Annual Meeting of the American Society of Clinical Oncology (ASCO), which was held in Chicago, Ill., May 31 through June 4. Updated results from a Phase 1/2 study of TH-302 plus dexamethasone in patients with relapsed/refractory multiple myeloma were presented supplementing the data published in the meeting abstract (Abstract #8602). Of 12 evaluable patients, two achieved partial responses (PRs) and two minimal responses (MRs) for a clinical benefit rate (MR or better) of 33%. In a Phase 1/2 clinical trial of TH-302 administered in combination with the antiangiogenic therapy sunitinib, one of four patients with gastrointestinal stromal tumors (GIST) achieved a confirmed PR, and three of four patients with renal cell carcinoma (RCC) achieved PRs. Data from this study were published in an abstract included online in the ASCO 2013 Annual Meeting Proceedings (Abstract # e15557).

In July 2013, Threshold announced a protocol amendment to the Company's pivotal Phase 3 trial of TH-302, an investigational hypoxia-targeted drug, in patients with advanced soft tissue sarcoma (see Company news release dated July 1, 2013 in the Investors/News Releases section http://investor.thresholdpharm.com/releases.cfm of the Company’s website and related information in the Investors/Webcasts section http://investor.thresholdpharm.com/events.cfm). The changes to the protocol are based on new assumptions related to the performance of current standard of care in soft tissue sarcoma, as well as a higher than anticipated rate of enrollment, and are intended to strengthen the ability of the study to detect a clinically meaningful and statistically significant effect of TH-302 on overall survival. The U.S. Food and Drug Administration (FDA) agreed to the amendment under the existing Special Protocol Agreement.

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About TH-302

TH-302 is an investigational hypoxia-targeted drug that is designed to be activated under tumor hypoxic conditions, a hallmark of many cancers. Areas of low oxygen levels (hypoxia) in solid tumors are due to insufficient blood supply as a result of aberrant vasculature. Similarly, the bone marrow of patients with hematological malignancies has also been shown, in some cases, to be severely hypoxic.

TH-302 is currently under evaluation in two Phase 3 trials: one in combination with doxorubicin versus doxorubicin alone in patients with soft tissue sarcoma (STS), and the other in combination with gemcitabine versus gemcitabine and placebo in patients with advanced pancreatic cancer (MAESTRO). Both Phase 3 trials are being conducted under Special Protocol Agreements with the U.S. Food and Drug Administration (FDA). The FDA and the European Commission have granted TH-302 Orphan Drug Designation for the treatment of STS. TH-302 is also being investigated in hematological malignancies and in combination with other therapies in a variety of solid tumors.

Threshold has a global license and co-development agreement for TH-302 with Merck KGaA, Darmstadt, Germany, which includes an option for Threshold to co-commercialize in the U.S.

About Threshold Pharmaceuticals

Threshold is a biotechnology company focused on the discovery and development of drugs targeting tumor hypoxia, the low oxygen condition found in microenvironments of most solid tumors as well as the bone marrows of some hematologic malignancies. This approach offers broad potential to treat a variety of cancers. By selectively targeting tumor cells, we are building a pipeline of drugs that hold promise to be more effective and less toxic to healthy tissues than conventional anticancer drugs. For additional information, please visit our website (www.thresholdpharm.com).

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Forward-Looking Statements

Except for statements of historical fact, the statements in this press release are forward-looking statements, including statements regarding the timing and potential results of the Phase 3 trial of TH-302 in patients with advanced soft tissue sarcoma, including a potential interim analysis, rate of patient enrollment in the Phase 3 trial of TH-302 in patients with advanced soft tissue sarcoma, and potential therapeutic uses and benefits of TH-302 to treat patients with soft tissue sarcoma, multiple myeloma, gastrointestinal stromal tumors, renal cell carcinoma, or other cancers. These statements involve risks and uncertainties that can cause actual results to differ materially from those in such forward-looking statements. Potential risks and uncertainties include, but are not limited to, the ability to enroll or complete anticipated clinical trials, the time and expense required to conduct such clinical trials and analyze data, whether later trials confirm the results of earlier trials, whether the Phase 3 trial data is sufficient to support regulatory approval to market TH-302, and issues arising in the regulatory or manufacturing process and the results of such clinical trials (including product safety issues and efficacy results). Further information regarding these and other risks is included under the heading "Risk Factors" in Threshold's Quarterly Report on Form 10-Q, which has been filed with the Securities and Exchange Commission on May 2, 2013 and is available from the SEC's website (www.sec.gov) and on our website (www.thresholdpharm.com) under the heading "Investors”. We undertake no duty to update any forward-looking statement made in this news release.

Contact

Laura Hansen, Ph.D.

Senior Director, Corporate Communications

Phone: 650-474-8206

E-mail: lhansen@thresholdpharm.com

NEWS RELEASE

THRESHOLD PHARMACEUTICALS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012

Revenue	$3,180	$1,797	$6,102	$2,049

Operating expenses
Research and development	7,983	2,897	14,451	8,584
General and administrative	2,166	1,780	4,681	3,488
Total Operating Expenses	10,149	4,677	19,132	12,072

Loss from operations	(6,969)	(2,880)	(13,030)	(10,023)

Interest income (expense), net	34	29	70	30
Other income (expense) (1)	(5,822)	19,852	(8,938)	(88,539)
Income (loss) before provision for taxes	$(12,757)	$17,001	$(21,898)	$(98,532)
Provision for income taxes	31	-	104	-
Net Income (loss)	(12,788)	17,001	(22,002)	(98,532)

Net income (loss) per common share
Basic	$(0.22)	$0.31	$(0.39)	$(1.88)
Diluted	$(0.22)	$(0.04)	$(0.39)	$(1.88)

Weighted-average shares used in per common
share calculation:
Basic	57,037	54,549	56,763	52,435
Diluted	57,037	63,494	56,763	52,435

(1)	Noncash income (expense) related to change in the fair value of the Company's outstanding and exercised warrants, classified as other income (expense).

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THRESHOLD PHARMACEUTICALS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	June 30,	December 31,
	2013	2012
	(unaudited)	(1)
Assets

Cash, cash equivalents and
marketable securities	$98,212	$70,848
Collaboration Receivable	2,548	15,635
Prepaid expenses and other current assets	1,913	1,167
Property and equipment, net	773	812
Other assets	1,059	1,059
Total assets	$104,505	$89,521

Liabilities and stockholders' equity

Total current liabilities (2)	$9,944	$17,451
Deferred Revenue	85,531	53,097
Long-term liabilities (3)	34,240	32,826
Stockholders' equity (deficit)	(25,210)	(13,853)
Total liabilities and stockholders' equity (deficit)	$104,505	$89,521

(1)	Derived from audited financial statements
(2)	Amount includes current portion of deferred revenue of $12.7 million and $8.5 million as of June 30, 2013 and December 31, 2012, respectively.
(3)	Includes as of June 30, 2013 and December 31, 2012, $34.0 million and $32.6 million of warrant liability, respectively.